Exhibit 5.1

May 9, 2007

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-1

of Domtar Corporation

Ladies and Gentleman:

We have acted as counsel to Domtar Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 75,004,303 shares of common stock, par value $0.01 per share, of the Company (the “Registered Shares”), and an equal number of preferred stock purchase rights (the “Rights”) which are attached to, and are issued concurrently with, the Registered Shares for no additional consideration. The Registered Shares and the associated Rights will be issued by the Company from time to time for delivery to holders of exchangeable shares (the “Exchangeable Shares”) of Domtar (Canada) Paper Inc., a subsidiary of the Company, in exchange for such Exchangeable Shares in accordance with the terms of the provisions attaching to the Exchangeable Shares and the Voting and Exchange Trust Agreement, dated as of March 7, 2007, between the Company, Domtar (Canada) Paper Inc., Domtar Pacific Papers ULC and Computershare Trust Company of Canada.

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In all such examinations and in rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Registered Shares and the associated Rights have been duly authorized and that, when issued by the Company and delivered to holders of Exchangeable Shares in accordance with the provisions attaching to the Exchangeable Shares and the terms of the Voting and Exchange Trust Agreement, the Registered Shares and the associated Rights will be validly issued and the Registered Shares will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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